Shareholder Meeting Results
(Unaudited)

September 19, 2013 annual meeting

At the meeting, a proposal to fix the number of Trustees at 14 was approved as follows:

Votes for             Votes against             Abstentions

48,947,570            2,150,880                 1,102,894

Additionally each of the nominees for Trustees was elected, as follows:

Votes for
Votes withheld
Liaquat Ahamed
49,604,181
2,597,172
Ravi Akhoury
49,597,153
2,604,200
Barbara M. Baumann
49,796,554
2,404,799
Jameson A. Baxter
49,747,455
2,453,898
Charles B. Curtis
49,784,106
2,417,247
Robert J. Darretta
49,642,451
2,558,901
Katinka Domotorffy
49,687,636
2,513,717
Paul L. Joskow
49,805,536
2,395,817
Kenneth R. Leibler
49,792,685
2,408,668
George Putnam, III
49,671,117
2,530,236
Robert L. Reynolds
49,733,947
2,467,406
W. Thomas Stephens
49,508,836
2,692,517





A quorum was not present with respect to the matter of electing two Trustees to be voted on by the preferred shareholders voting as a separate class. As a result, in accordance with the funds Declaration of Trust and Bylaws, independent fund Trustees John
A. Hill and Robert E. Patterson remain in office and continue to serve as Trustees.

All tabulations are rounded to the nearest whole number.